Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2026, relating to the consolidated financial statements of SPAR Group, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Troy, Michigan

September 8, 2026